Exhibit 10.1

AMENDED AND RESTATED SEPARATION BENEFITS PLAN

ADDENDUM
SUMMARY OF EXECUTIVE CIC AND SEVERANCE BENEFIT

Severance. In the event that Executive’s employment is involuntarily terminated by the Company for any reason other than Cause or by Executive for Good Reason (each as defined herein) the Company shall continue paying Executive’s salary and benefits (or COBRA, if applicable) for a period of [twelve (12)[1]/six (6)[2]/four (4)[3]] months from Executive’s termination date and the pro-rata portion of Executive’s bonus earned through the date of termination.

CIC Severance. In the event that Executive’s employment is involuntarily terminated by the Company for any reason other than Cause or by Executive for Good Reason, in each case in connection with or within three (3) months prior to or within twelve (12) months following a Corporate Transaction, Executive shall be entitled to Executive’s salary and benefits (or COBRA, if applicable) for a period of [eighteen (18)[1]/twelve (12)[2]/nine (9)[3]] months from Executive’s termination date; the pro-rata portion of Executive’s bonus earned through the date of termination plus the amount of bonus that would have accrued during the severance period; and all equity awards shall become immediately vested, effective as of Executive’s termination date, provided that, notwithstanding Section 21.1(f) of the Company’s 2021 Equity Incentive Plan, the vested and unvested portion of Executive’s equity awards will not be subject to cancellation without consideration in connection with a Corporate Transaction.

The benefits described above shall not apply unless the Executive (i) has executed a general release (substantially in the form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The Executive must execute and return the Release within the time period specified in the form.

“Cause” means any of the following: (a) Executive engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) Executive commits a material breach of any written agreement between Executive and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; (c) Executive willfully refuses to implement or follow a legal directive by Executive’s supervisor, directly related to Executive’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; or (d) Executive engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with Executive’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company.

“Corporate Transaction” mean any of the following transactions to which the Company is a party: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the Stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization (other than in connection with a bona fide equity financing of the Company); (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or (c) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company’s Stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than 50% of the total voting power of such entity immediately after such transaction.

“Good Reason” means any of the following actions by the Company without Executive’s written consent: (a) a material reduction in Executive’s duties or responsibilities or title or authority that is inconsistent with Executive’s position; (b) the requirement that Executive change his or her principal office to a facility that increases Executive’s commute by more than thirty (30) miles from Executive’s commute to the location at which Executive is employed prior to such change; or (c) reduction in Executive’s annual base salary or a material reduction in Executive’s employee benefits (e.g., medical, dental, insurance, short and long term disability insurance and 401(k) retirement play benefits, collectively, the “Employee Benefits”) to which Executive is entitled immediately prior to such reduction (other than in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees). Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason”; and if curable the Company shall notify Executive if it elects to attempt to cure, in which case Company shall have a reasonable cure period (but not exceeding thirty (30) days following the notification.) Any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company cure period or written notice from the Company that it will not undertake to cure the condition asserted by the Executive.

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[1] For Tier 1 which includes the CEO.
[2] For Tier 2 which applies to Grade 14 team members.
[3] For Tier 3 this may be provided to Grade 12 and Grade 13 team members on a case by case basis as approved by the Compensation and Leadership Development Committee, Chief Executive Officer, Chief Legal Officer, Chief Financial Officer, and the Chief People Officer.